Exhibit 10.6

PURCHASE AND SALE AGREEMENT

BETWEEN

CH REALTY II/NAVY YARDS, L.P.

AS SELLER

AND

WELLS OPERATING PARTNERSHIP II, L.P.

AS PURCHASER

DATED April 20, 2004

i

TABLE OF CONTENTS

(continued)

LIST OF DEFINED TERMS

Page No.
Additional Earnest Money	2
Additional Property Information	8
Assignment	17
Broker	2
Cap	26
Casualty Notice	14
CERCLA	30
Closing	15
Closing Date	3
Code	25
Deed	17
Earnest Money	2
Effective Date	3
ERISA	19, 25
Escrow Agent	2
First Closing Extension	15
Hazardous Materials	30
Improvements	5
Independent Consideration	7
Initial Earnest Money	2
Inspection Period	3
Intangible Personal Property	6
Land	5
Lease Files	8
Leases	5
Leasing Costs	21
Letter of Credit	22
License Agreements	6
Major Tenants	18
Material Damage	14
Materially Damaged	14
OFAC	24
Operating Statements	7
Permitted Exceptions	12
Permitted Outside Parties	10
Plan	25
Property	5
Property Documents	9
Property Information	7
Property Information Delivery Date	3
Purchase Price	1
Purchaser	1
Real Property	5

LIST OF DEFINED TERMS

(continued)

Rent Roll	7
Report	9
Reports	9
Risk Transfer Date	3
Second Closing Extension	16
Seller	1
Seller’s Representative	26
Service Contracts	6
Survey	12
Survival Period	26
Tangible Personal Property	6
Taxes	20
Tenant	23
Tenant Receivables	20
Tenants	23
Third Closing Extension	16
Title Commitment	12
Title Company	2
Title Policy	12
to Seller’s knowledge	26
to the best of Seller’s knowledge	26
Unbilled Tenant Receivables	20
Uncapped Breaches	26
Uncollected Delinquent Tenant Receivables	20
Underground Facilities Act	35

v

PURCHASE AND SALE AGREEMENT

Navy Yard Metro Center, Washington, D.C.

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

Article 1

BASIC INFORMATION

Section 1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	CH Realty II/Navy Yards, L.P., a Delaware limited partnership

1.1.2	Purchaser:	Wells Operating Partnership II, L.P., a Delaware limited partnership

1.1.3	Purchase Price:	$105,000,000.00

1.1.4	Earnest Money:	$1,000,000.00, including interest thereon, to be deposited in accordance with Section 3.1 below (the “Initial Earnest Money”), to be increased by $3,000,000 to $4,000,000 (plus interest thereon, pursuant to Section 3.1) if Purchaser extends the Closing Date pursuant to Section 7.1 beyond April 30, 2004, to be further increased by $3,000,000 to $7,000,000 (plus interest thereon, pursuant to Section 3.1) if Purchaser extends the Closing Date pursuant to Section 7.1 beyond May 31, 2004, and to be further increased by $3,000,000 to $10,000,000 (plus interest thereon, pursuant to Section 3.1) if Purchaser extends the Closing Date pursuant to Section 7.1 beyond June 30, 2004. Each increase in the Earnest Money is referred to herein as the “Additional Earnest Money”. The term “Earnest Money” as used herein refers to the Initial Earnest Money and any Additional Earnest Money that is then on deposit with Escrow Agent.

1.1.5	Title Company:	Chicago Title Insurance Company 4170 Ashford Dunwoody Road Atlanta, Georgia 30319 Attn: Chris Valentine Telephone number: (404) 419-3203 Facsimile number: (404) 303-6307 E-mail: valentinec@ctt.com

1.1.6	Escrow Agent:	Chicago Title Insurance Company 2001 Bryan Street, Suite 1700 Dallas, Texas 75201 Attn: Joycelyn Armstrong Telephone number: (214) 965-1600 Facsimile number: (214) 965-1625 E-mail: armstrongjo@ctt.com

1.1.7	Broker:	Holliday Fenoglio Fowler, L.P.

1.1.8	Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9	Property Information Delivery Date:	The date which is two (2) days after the commencement of the Inspection Period.

1.1.10	Inspection Period:	The period beginning on March 22, 2004 (which the parties acknowledge is the commencement date of the Inspection Period even though such date is before the date this Agreement is fully executed) and ending at 5:00 p.m. local time at the Property on the Effective Date.

1.1.11	Closing Date:	April 30, 2004, or an earlier date set forth in a written notice from Purchaser to Seller, which date shall be no earlier than the third (3rd) business day after the date such written notice is delivered to Seller. The Closing Date is subject to extension pursuant to Section 7.1 below.

1.1.12	Risk Transfer Date:	April 30, 2004.

Section 1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Purchaser
Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser
Costs for UCC Searches	Purchaser
Recording fees	Purchaser
Recordation taxes or other similar taxes, fees or assessments	Purchaser
Deed taxes, documentary stamps, transfer taxes, intangible taxes, or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1/2 Seller 1/2
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Pursuant to local custom

Section 1.3 Notice Addresses:

Purchaser:	Copy to:
Wells Operating Partnership II, L.P.	Piper Rudnick LLP
c/o Wells Capital, Inc.	1200 Nineteenth Street, N.W.
P.O. Box 926040	Washington, D.C. 20036
6200 The Corners Parkway, Suite 250	Attention: Jeffrey R. Keitelman, Esq.
Norcross, Georgia 30092	Telephone: 202-861-6950
Attention: Mr. Keith A. Willby	Facsimile: 202-689-7460
Telephone: 770-243-8446	E-mail:
Facsimile: 770-243-8510	jeffrey.keitelman@piperrudnick.com
E-mail: keith.willby@wellsref.com

Seller:	Copy to:
CH Realty II/Navy Yards, L.P.	CH Realty II/Navy Yards, L.P.
c/o Crow Holdings	c/o Crow Holdings
2100 McKinney Avenue, Suite 700	2100 McKinney Avenue, Suite 700
Dallas, Texas 75201	Dallas, Texas 75201
Attention: Anna Graves	Attention: General Counsel
Telephone: 214-661-8129	Telephone: 214-661-8000
Facsimile: 214-661-8041	Facsimile: 214-661-8040
E-mail: agraves@crowholdings.com	E-mail: kbryant@crowholdings.com

With an additional copy to:
Winstead Sechrest & Minick P.C.
1201 Elm Street, Suite 5400
Dallas, Texas 75270
Attention: T. Andrew Dow, Esq.
Telephone: 214-745-5387
Facsimile: 214-745-5390
E-mail: adow@winstead.com

Article 2

PROPERTY

Section 2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant as provided under the Leases (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2 Leases. All of Seller’s right, title and interest in all leases of the Real Property (other than License Agreements) and all modifications, amendments, documents, and collateral related thereto, including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located at or used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, including, without limitation, the property set forth on Exhibit L attached hereto, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, including, without limitation, the agreements listed on Exhibit K attached hereto, the “Service Contracts” (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and(c) any trade name, mark or other identifying material that includes the name “Trammell Crow” or the name “Crow Holdings” or any derivative thereof.

2.1.5 License Agreements. All of Seller’s right, title and interest in and to all written agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (collectively, including, without limitation, the agreements listed on Exhibit M attached hereto, the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

Article 3

EARNEST MONEY

Section 3.1 Deposit and Investment of Earnest Money. On or before the day immediately after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If Purchaser gives notice of an extension to the Closing Date pursuant to Section 7.1.1, Section 7.1.2, or Section 7.1.3 below, Purchaser shall deposit the applicable Additional Earnest Money with Escrow Agent in accordance with the provisions of Section 7.1.1, Section 7.1.2 or Section 7.1.3. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the

Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

Section 3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

Section 3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or Purchaser for any reason, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth (5th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the local jurisdiction in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s reasonable costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

Article 4

DUE DILIGENCE

Section 4.1 Due Diligence Materials To Be Delivered. Seller has delivered to Purchaser the following (the “Property Information”) on or before the Effective Date:

4.1.1 Rent Roll. A current rent roll (“Rent Roll”) for the Property, which shall specify the name of each Tenant, the square footage being leased, the rental rate, the amount of any tax, insurance, operating charge or common area maintenance recovery, the amount of any security or other deposit or prepaid rent held by or on behalf of Seller, and the beginning and expiration date of each Lease;

4.1.2 Financial Information. Copy of operating statements and a summary of capital expenditures pertaining to the Property for the 12 months preceding the Effective Date or such lesser period as Seller has owned the Property (“Operating Statements”);

4.1.3 Environmental Reports. Copy of all environmental reports or site assessments related to the Property prepared for the benefit of Seller;

4.1.4 Tax Statements. Copy of ad valorem tax statements (including all bills, assessments and notices) relating to the Property for each of the immediately preceding three (3) tax years;

4.1.5 Title and Survey. Copy of Seller’s title policy and a current title insurance commitment and a copy of the existing survey of the Property;

4.1.6 Service Contracts. A list, together with copies, of all Service Contracts;

4.1.7 Personal Property. A list of Tangible Personal Property; and

4.1.8 License Agreements. A list, together with copies, of the License Agreements.

Except for the Rent Roll contemplated in Section 4.1.1 Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession or control of Seller or its property management company.

Section 4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession or control, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s property manager or at the Property, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, letters of credit, letter agreements, assignments, subleases and consents which are then in effect, and all lease commitments and letters of intent (“Lease Files”);

4.2.2 Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3 Plans and Specifications. Building plans and specifications relating to the Property; and

4.2.4 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

4.2.5 Soils Report. Copy of all soils reports relating to the Property.

Section 4.3 Physical Due Diligence. Commencing on the first day of the Inspection Period and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller reasonable prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, in the form attached hereto as Exhibit N, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller reasonably in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller reasonably in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

Section 4.4 Due Diligence/No Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser that are required to be satisfied prior to the expiration of the Inspection Period. Purchaser acknowledges that the Inspection Period expired on the Effective Date and that Purchaser’s execution of this Agreement shall evidence Purchaser’s acknowledgment that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important. Purchaser further acknowledges that Purchaser has no right to terminate this Agreement pursuant to Article 4 for reasons relating to Purchaser’s inspection of the Property or review of the Property Documents.

Section 4.5 Return of Documents and Reports. If this Agreement is terminated pursuant to Section 10.1, Purchaser shall provide to Seller copies of all third party reports, investigations and studies, other than economic analyses, projections or other proprietary information of Purchaser (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

Section 4.6 Service Contracts. To the extent assignable, Seller shall assign, and Purchaser shall assume, the obligations under the Service Contracts arising from and after the Closing Date, other than the property management agreement currently in place, which agreement Seller will terminate at or prior to Closing.

Section 4.7 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two business days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7 . In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

Section 4.8 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties (other than representations and warranties of Seller expressly set forth in this Agreement and any other instrument executed by Seller in connection with this Agreement), express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser acknowledges that, except for the representations and warranties of Seller expressly set forth in this Agreement and any other instrument executed be Seller in connection with this Agreement, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

Section 4.9 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real

Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

Section 4.10 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7, and Section 4.9, including any and all claims or causes of action which a Tenant may bring against Seller arising out of Purchaser’s breach of its obligation under Section 4.7 above to maintain the confidential nature of any Property Documents or other information relative to such Tenant; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

Section 4.11 Environmental Studies; Seller’s Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following the receipt of same by Purchaser, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.10 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents and that is material (meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller’s environmental consultants, exceeds $150,000.00), then Seller may terminate this Agreement by giving written notice to Purchaser within ten (10) business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money shall be returned to Purchaser, Purchaser shall be entitled to recover from Seller all costs and expenses, not to exceed $75,000.00 in the aggregate, incurred by Purchaser in connection with its investigation of the Property and review of the Property Information, and the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof.

Article 5

TITLE AND SURVEY

Section 5.1 Title Commitment. Seller has delivered to Purchaser on or before the Effective Date: (a) a current commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on an ALTA 1992 Standard Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2 New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

Section 5.3 Title Review. During the Inspection Period, Purchaser shall have the right to review title and survey matters with respect to the Property. Seller shall have no obligation to cure title objections except liens of an ascertainable amount (but expressly excluding any lien that is caused to be created by, under or through a Tenant) created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing, including, without limitation, the lien related to that certain Deed of Trust, Assignment of Rents and Leases and Security Agreement filed of record as of the Effective Date (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Inspection Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); real estate taxes not yet due and payable; rights of Tenants under the Leases; rights of tenants or licensees under License Agreements; and any licensees under any Service Contracts not terminated as of Closing.

Section 5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

Article 6

OPERATIONS AND RISK OF LOSS

Section 6.1 Ongoing Operations. From the first day of the Inspection Period through Closing:

6.1.1 Leases, Service Contracts and License Agreements. Seller will perform its material obligations under the Leases, Service Contracts and License Agreements.

6.1.2 New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3 and the provisions of this Section 6.1.3, Seller shall maintain or cause the Tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. If a condition arises after the Risk Transfer Date which Seller determines requires repair or replacement in order to maintain the Property in the manner required by this Section 6.1.3, Seller shall give written notice to Purchaser of such condition. Seller shall not be obligated to make such repair or replacement unless Purchaser requests in writing that the repair or replacement be made, in which event Seller shall receive a credit at Closing for the amount that such repair or replacement exceeds $2,500; provided, however, that Seller will not receive a credit if the condition giving rise to the repair or replacement occurred prior to the Risk Transfer Date, and Seller will not receive a credit to the extent Seller is able pursuant to the Leases to pass the cost of the repair or replacement through to the Tenants. Notwithstanding Purchaser’s assumption of certain risks on the Risk Transfer Date, Seller agrees to maintain until the Closing Date Seller’s current insurance policy for risk of loss to the Property.

6.1.4 Leasing; License Agreements. Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without Purchaser’s approval, in Purchaser’s sole and absolute discretion. If Purchaser does not respond to Seller’s written request for approval within two (2) business days after receipt thereof by Purchaser, then Purchaser will be deemed to have approved such amendment, termination or new Lease or License Agreement. Purchaser shall have no approval rights, however, with respect to any item under existing Leases which, by the express terms of such Lease, Landlord is either required to approve or to which Landlord has no approval rights.

Section 6.2 Damage. Seller assumes all risk of loss to the Property prior to the Risk Transfer Date. Purchaser assumes all risk of loss to the Property on or after the Risk Transfer Date.

6.2.1 Damage Prior to Risk Transfer Date. If the Property is damaged by fire or other casualty prior to the Risk Transfer Date, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

(a) Material. In the event of any Material Damage to or destruction of the Property or any portion thereof on or prior to the Risk Transfer Date, Purchaser may, at its sole option, terminate this Agreement by delivering written notice Seller on or before the thirtieth (30th) day after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full 30-day period to make such election and to allow Seller time to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not so terminate this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including, without limitation, all rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction, Purchaser shall accept the Property in its then-existing condition, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). If Seller is not able to assign the insurance proceeds to Purchaser at Closing for any reason, the parties shall proceed with Closing as otherwise set forth in this Section 6.2.1, with Purchaser receiving a credit at Closing in the amount of the insurance proceeds that Seller is unable to assign to Purchaser. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $250,000.00 to repair.

(b) Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and if such damage occurs on or prior to the Risk Transfer Date, Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser accept the Property in its then-existing condition).

6.2.2 Damage On or After Risk Transfer Date. If the Property is damaged by fire or other casualty on or after the Risk Transfer Date, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including, without limitation, all rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction, Purchaser shall accept the Property in its then-existing condition, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). If Seller is not able to assign the insurance proceeds to Purchaser at Closing for any reason, the parties shall proceed with Closing as otherwise set forth in this Section 6.2.2, with Purchaser receiving a credit at Closing in the amount of the insurance proceeds that Seller is unable to assign to Purchaser.

Section 6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof prior to the Risk Transfer Date, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser in writing of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. If proceedings in eminent domain are instituted with respect to the Property on or after the Risk Transfer Date, such proceedings will be at Purchaser’s risk and Purchaser shall have no right to terminate this Agreement by reason thereof.

Article 7

CLOSING

Section 7.1 Closing; Extension of Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur at 10:00 a.m. on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record instruments to be recorded, deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. Purchaser shall have the right to extend the Closing Date pursuant Section 7.1.1, Section 7.1.2 and Section 7.1.3 below.

7.1.1 First Closing Extension. Purchaser shall have the unilateral right to extend the Closing Date up to and including June 1, 2004 by providing written notice to Seller on or before April 27, 2004 (“First Closing Extension”). If Purchaser timely provides such notice of the First Closing Extension, the Closing Date will automatically be extended to the date set forth in Purchaser’s notice, so long as (i) Purchaser has deposited the applicable Additional Earnest Money set forth in Section 1.1.4 with Escrow Agent by 5:00 p.m. (local time for the Escrow Agent) on the previously scheduled Closing Date and (ii) such extended date is not beyond June 1, 2004. The date in Purchaser’s First Closing Extension notice will be the “Closing Date” for purposes of this Agreement.

7.1.2 Second Closing Extension. If Purchaser has extended the Closing Date pursuant to Section 7.1.1 above, Purchaser shall have the unilateral right to further extend the Closing Date up to and including June 30, 2004 by providing written notice to Seller at least three (3) Business Days prior to the Closing Date set forth in the First Closing Extension notice (“Second Closing Extension”). If Purchaser timely provides such notice of the Second Closing Extension, the Closing Date will automatically be extended to the date set forth in Purchaser’s notice, so long as (i) Purchaser has deposited the applicable Additional Earnest Money set forth in Section 1.1.4 with Escrow Agent by 5:00 p.m. (local time for the Escrow Agent) on the previously scheduled Closing Date and (ii) such extended date is not beyond June 30, 2004. The date set forth in the Second Closing Extension notice will be the “Closing Date” for purposes of this Agreement.

7.1.3 Third Closing Extension. If Purchaser has extended the Closing Date pursuant to Section 7.1.2 above, Purchaser shall have the unilateral right to further extend the Closing Date up to and including July 30, 2004 by providing written notice to Seller at least three (3) Business Days prior to the Closing Date set forth in the Second Closing Extension notice (“Third Closing Extension”). If Purchaser timely provides such notice of the Third Closing Extension, the Closing Date will automatically be extended to the date set forth in Purchaser’s notice, so long as (i) Purchaser has deposited the applicable Additional Earnest Money set forth in Section 1.1.4 with Escrow Agent by 5:00 p.m. (local time for the Escrow Agent) on the previously scheduled Closing Date and (ii) such extended date is not beyond July 30, 2004. The date set forth in the Third Closing Extension notice will be the “Closing Date” for purposes of this Agreement. Purchaser shall have no further right to extend the Closing Date beyond July 30, 2004.

7.1.4 Failure to Deliver Additional Earnest Money. If Purchaser delivers a notice of exercise of the First Closing Extension, the Second Closing Extension or the Third Closing Extension and thereafter fails to timely deposit the Additional Earnest Money required hereunder, Seller may terminate this Agreement upon written notice to Purchaser (without any opportunity by Purchaser to cure), whereupon the Escrow Agent must immediately deliver the Earnest Money then on deposit to Seller without further inquiry from Purchaser.

Section 7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Risk Transfer Date;

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

Section 7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A special warranty deed in the form of Exhibit B hereto executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the “Assignment”), executed and acknowledged by Seller;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and

7.3.7 Tenant Estoppel Certificates. Tenant Estoppel Certificates substantially in the form of Exhibit G (or, if a tenant’s Lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form) executed by (a) each of

BAE Systems North America, L-3 Communications TMA Corporation, Northrop Grumman Corporation, Comptek Research, Inc., and John J. McMullen Associates (the “Major Tenants”) and (b) tenants (including the Major Tenants) occupying not less than eighty percent (80%) of the rentable square feet in the Improvements leased to tenants including the Major Tenants. Seller shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any funds (other than copying, postage and related charges) in connection with obtaining any such tenant estoppel certificates, and the failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder. If, despite using commercially reasonable efforts, Seller is unable to obtain the tenant estoppel certificates referred to in this Section 7.3.7, then Purchaser’s sole remedies and recourses shall be limited to either (a) waiving the requirement for the tenant estoppel certificate(s) in question and proceeding to Closing without reduction of the Purchase Price or (b) terminating this Agreement by written notification to Seller at Closing, in which event this Agreement shall be terminated as provided for in Section 10.2. If Purchaser extends the Closing Date pursuant to either Section 7.1.1, Section 7.1.2 or Section 7.1.3, the tenant estoppel certificates obtained by Seller may be dated more than 30 days prior to the Closing Date. In such event, Seller will use reasonable efforts to obtain updated tenant estoppel certificates from the Tenants upon the request of Purchaser, but the failure to receive an updated tenant estoppel certificate from any or all Tenants shall not in any way be deemed a failure of this condition to close and will not give Purchaser a right to terminate this Agreement so long as Seller has previously delivered to Purchaser the estoppels required under this Section 7.3.7.

7.3.8 Seller’s Certificate of Representations and Warranties. A certificate in the form of Exhibit J attached hereto, dated as of the Risk Transfer Date and executed by Seller, stating that the representations and warranties of Seller contained in Section 9.1.2, Section 9.1.3, Section 9.1.4, Section 9.1.5, Section 9.1.6, Section 9.1.7, Section 9.1.8, Section 9.1.9, Section 9.1.12, Section 9.1.13, and Section 9.1.16 hereof are true and correct in all material respects as of the Risk Transfer Date or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. Seller shall also provide another certificate in the form of Exhibit J attached hereto, dated as of the date of Closing and executed by Seller, stating that the representations and warranties of Seller contained in Section 9.1.1, Section 9.1.10, Section 9.1.11, Section 9.1.14, and Section 9.1.15 hereof are true and correct in all material respects as of the date of Closing or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.

7.3.9 Assignment of Letter of Credit. A document in the form required by Wachovia Bank, National Association transferring the Letter of Credit (hereinafter defined) to Purchaser.

Section 7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

7.4.2 ERISA Letter. A letter to Seller in the form of Exhibit E attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

7.4.4 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.5 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6 Purchase Price. At or before 10:00 a.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account.

Section 7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.8 Delivery of Books and Records. At the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.

Section 7.9 Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit F attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

Article 8

PRORATIONS, DEPOSITS, COMMISSIONS

Section 8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising solely out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date and shall reasonably cooperate with Purchaser (at no cost or expense to Seller) in effectuating such transfer. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3 Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a) Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (A) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (B) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (C) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Section 8.1.3(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (D) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. For a period of six (6) months after Closing, Purchaser will continue to bill tenants for Uncollected Delinquent Tenant Receivables and will use good faith efforts to collect the same (provided, however, that Purchaser shall not be obligated to institute any lawsuit or other collection procedures to collect the same) and pay the same to Seller (net of any reasonable third party costs in connection with such collection). After the expiration of such six (6) month period, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License Agreement) against such tenant other than to sue for collection. Any sums received by Purchaser or Seller to which the other is entitled shall be held in trust for Seller on account of such past due rents payable, and such receiving party shall remit to the other any such sums so received to which the other is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate reasonably with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3(a) shall survive the Closing.

(b) Without limiting the generality of the requirements of Section 8.1.3(a)(B), if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Section 8.1.3(b) shall survive the Closing.

Section 8.2 Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension or to induce a licensee to enter into a License Agreement (collectively, “Leasing Costs”) that accrue prior to the Risk Transfer Date with respect to Leases and License Agreements in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of the Risk Transfer Date Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Seller’s obligations for (a) Leasing Costs that accrue after the Risk Transfer Date pursuant to Leases and License Agreements in force as of or prior to the Effective Date, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions and License Agreements and License Agreement renewals and extensions executed subsequent to the Effective Date.

Section 8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5 Tenant Deposits; Letter of Credit. All tenant and licensee security deposits collected (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser. Seller shall assign the Irrevocable Standby Letter of Credit No. SM417695C in the amount of $367,269.75 issued on July 27, 2001 relating to the Lease with Technology Management and Analysis Corporation (the “Letter of Credit”) to Purchaser at Closing. Purchaser shall bear the costs of any fees charged by Wachovia Bank, National Association and paid by Seller in connection with the transfer of the Letter of Credit, which shall be reflected as a credit to Seller at Closing.

Section 8.6 Commissions. Seller shall be responsible for a real estate sales commission at Closing in accordance with a separate agreement between Seller and Broker. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

Article 9

REPRESENTATIONS AND WARRANTIES

Section 9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Tenant Leases. As of the Effective Date, Exhibit H lists all tenants of the Property and the Lease Files include leases and amendments. The lessees or tenants identified in the Leases are collectively referred to herein as “Tenants” or individually at “Tenant”. To Seller’s knowledge: (i) Seller has not received written notice of termination or default under any of the Leases; (ii) there are no events which with the passage of time or giving of notice, or both, would constitute a default by any Tenant under any of the Leases, except as set forth on Exhibit P; (iii) no rent under the Leases has been prepaid by more than thirty (30) days, and (iv) there are no Leasing Costs that are owing with respect to a Tenant other than any Leasing Costs that are set forth in the Leases.

9.1.4 Service Contracts and License Agreements. To Seller’s knowledge, the lists of Service Contracts and License Agreements attached hereto as Exhibit K and Exhibit M are a complete and accurate list and description of all of the Service Contracts and License Agreements. To Seller’s knowledge, all amounts that have become payable by Seller pursuant to the Service Contracts have been paid in full by Seller.

9.1.5 Notices from Governmental Authorities and Other Entities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected or cured (or will not be corrected or cured at or prior to the Closing), except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser. To Seller’s knowledge, Seller has not received any written notice from any municipal department, insurance company or board of fire underwriters (or any organization exercising functions similar thereto) or lender requiring the performance of any work or alteration to the Property that has not be complied with.

9.1.6 No Other Agreements. Other than the Leases, the License Agreements, the Service Contracts, and the Permitted Exceptions, to Seller’s knowledge, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property. Additionally, Seller is not, and shall not be, obligated to make any contribution to any tenants’ association or similar organization as a consequence of any contract or agreement or as a consequence of ownership of the Property, either now or at any time in the future, nor is Seller obligated to make any contributions for any advertising relating to the Property or any Tenant.

9.1.7 No Litigation. To Seller’s knowledge, there are no actions, suits, or proceedings pending or threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. To Seller’s knowledge, there is no pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

9.1.8 Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

9.1.9 Compliance With Governmental Requirements. To Seller’s knowledge, there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Property.

9.1.10 Employees. There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Purchaser or any of Purchaser’s successors in title.

9.1.11 Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

9.1.12 Pre-existing Right to Acquire. To Seller’s knowledge, no person or entity has any right or option to acquire the Property or any portion thereof which will have any force or effect after execution hereof, other than Purchaser.

9.1.13 Property Information. To Seller’s knowledge, Seller has made available to Purchaser all of the information about the Property in Seller’s possession or control and has not intentionally omitted or intentionally failed to make available to Purchaser any such information.

9.1.14 Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

9.1.15 Prohibited Persons and Transactions. Seller is currently in compliance with and shall at all times prior to the Closing remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. Neither Seller nor any of Seller’s general partners nor any of Seller’s limited partners having a twenty percent (20%) ownership interest or greater in Seller, and none of Seller’s directors, is, nor will they become at any time prior to the Closing, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking

Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage at any time prior to the Closing in any dealings or transactions or be otherwise associated with such persons or entities.

9.1.16 No Liens Upon Building Service Equipment. Except to the extent discoverable by a search of the UCC Records and/or real property records of the jurisdiction in which the Property is located, to Seller’s knowledge, there are no liens against the fixtures, equipment, apparatus, fittings, machinery, appliances, furniture, furnishings and articles of personal property attached or appurtenant to, or used in connection with the operation and ownership of, the Property (excluding any of the foregoing items that have been installed or placed within space leased to a Tenant by or on behalf of such Tenant).

Section 9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a limited partnership in good standing in the State of Delaware and is qualified to do business in the District of Columbia. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and assets of a Plan are not being used to acquire the Property.

9.2.4 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times prior to the Closing remain in compliance with the regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. Neither Purchaser nor any of Purchaser’s general partners nor any of Purchaser’s limited partners having a twenty percent (20%) ownership interest or greater in Purchaser, and none of Purchaser’s directors is, nor will they become at any time prior to the Closing, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order

(including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage at any time prior to the Closing in any dealings or transactions or be otherwise associated with such persons or entities.

Section 9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 and in the certificates to be delivered by Seller at Closing pursuant to Section 7.3.8 shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Anna O. Graves, who is the person most knowledgeable of Seller and the Property (“Seller’s Representative”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representative, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $100,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser on account of a breach of a representation or warranty set forth in Section 9.1 will be limited to $1,000,000.00 (the “Cap”) (it being understood, however, that the Cap shall not apply to any liability that Seller may have to Purchaser, whether for breach of a representation or warranty or otherwise, as a result of any of the following [the “Uncapped Breaches”]: (i) Seller’s fraud; (ii) brokerage fees or commissions as a result of Seller’s breach of its obligations in Section 8.6 in connection with this transaction; or (iii) a breach of the representations in Section 9.1.1, Section 9.1.2, or Section 9.1.15). The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

Article 10

DEFAULT AND REMEDIES

Section 10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or fails to comply with its obligations hereunder in all material respects at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the tenth (10th) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 or in Exhibit I to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property, and in said event Seller shall not be required to submit such matter to arbitration as contemplated by Exhibit I. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

Section 10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or fails to comply with its obligations hereunder in all material respects at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties set forth in Section 9.1.1, Section 9.1.10, Section 9.1.11, Section 9.1.14 or Section 9.1.15 are breached in any material respect, and such default or breach is not cured by the earlier of the tenth (10th) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money plus all costs and expenses, not to exceed $75,000.00 in the aggregate, incurred by Purchaser in connection with its investigation of the Property and review of the Property Information, (b) enforce specific performance to consummate the sale of the Property and Seller’s obligations hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before fifteen (15) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in Washington D.C. within ninety (90) days following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER

BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. Notwithstanding anything set forth herein to the contrary, Purchaser hereby agrees that a breach of a representation or warranty set forth in Section 9.1.2, Section 9.1.3, Section 9.1.4, Section 9.1.5, Section 9.1.6, Section 9.1.7, Section 9.1.8, Section 9.1.9, Section 9.1.12, Section 9.1.13, and Section 9.1.16 which occurs after the Risk Transfer Date shall not be deemed a default by Seller hereunder and Purchaser will not have the right to exercise any remedies otherwise available to Purchaser pursuant to this Section 10.2, unless such breach is caused by an affirmative act of Seller or the failure of Seller to act where Seller has the obligation to do so.

Section 10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

Section 10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

Article 11

DISCLAIMERS, RELEASE AND INDEMNITY

Section 11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement, including the representations and warranties of Seller set forth in Section 9.1. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon the Risk Transfer Date, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

Section 11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and, as between Purchaser and Seller only (and not with respect to any other non-affiliated third-party entity), Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability that Seller may have to Purchaser, Purchaser’s affiliates and/or any entity by, through, or under Purchaser (as opposed to Seller’s responsibility or liability to any other non-affiliated third-party entity), including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED), as between Purchaser and Seller only (and not with respect to any other non-affiliated third-party entity), any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) that Purchaser may have against Seller and/or Seller’s affiliates concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes, as between Purchaser and Seller, the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. Nothing contained in this Section 11.3 shall be deemed an assumption by Purchaser of any liability Seller may have to any entity other than Purchaser and/or Purchaser’s affiliates as a result of the condition of the Property prior to Closing; rather, this Section 11.3 is intended to be a release and waiver of any claims Purchaser may have against Seller with respect to the matters described in this Section 11.3. Notwithstanding anything in this Agreement to the contrary, the foregoing waiver and release is not intended to and does not include (but such matters are subject to the limitations and requirements hereof, including, without limitation, Section 9.3) (i) any claims arising from a breach of Seller’s representations or warranties set forth in this Agreement, or (ii) any obligation or other covenant of Seller under this Agreement which by its terms survives the Closing.

Section 11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.5 Indemnity. It is the intent of the parties that the Purchaser assume all risk of loss related to the ownership of the Property from and after the Risk Transfer Date unless such loss was caused by the affirmative act of Seller or by the failure of Seller to act where Seller had an obligation to do so. In that regard, Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature (including, without limitation, in connection with Hazardous Materials) which arise or accrue after the Risk Transfer Date and which are in any way related to the ownership, maintenance, or operation of the Property but are not caused by an affirmative act of Seller or the failure of Seller to act where Seller is obligated to do so.

Section 11.6 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing and shall not merge with the provisions of any closing documents, including, without limitation, the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

Article 12

MISCELLANEOUS

Section 12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement to an entity controlling, controlled by, or under common control with Purchaser, including, without limitation, Wells REIT II-80 M Street LLC, a Delaware limited liability company, subject to Section 12.17. The assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations. A copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least three (3) days prior to Closing.

Section 12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the District of Columbia.

Section 12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 12.7 Time. Time is of the essence in the performance of this Agreement.

Section 12.8 Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, (i) make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder, (ii) make disclosure of the transaction contemplated by this Agreement after the Closing as may be required under laws or regulations applicable to Purchaser, including any filings or disclosures Purchaser is required to make to the United States Securities and Exchange Commission or the United States Internal Revenue Service, and (iii) make disclosure of the Closing of the transaction contemplated by this Agreement after the Closing to Purchaser’s investors or through a public announcement so long as such disclosure does not mention or make reference to Seller or any of Seller’s affiliated parties.

Section 12.9 No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.

Section 12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.10, or (e) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

Section 12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 12.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

Section 12.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

Section 12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

Section 12.17 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

Section 12.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

Section 12.19 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.20 Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit I attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit I attached hereto. The waiver of this Section 12.20 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein, or as expressly permitted by Section 10.1 hereof.

Section 12.21 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller acknowledges that subsequent to Closing, Purchaser may need to conduct an audit of operating records for the Property for the two (2) calendar years immediately prior to the year in which the Closing occurs and for the portion of calendar year 2004 that Seller owned the Property in order for Purchaser (or Wells Operating Partnership, L.P. or Wells Real Estate Investment Trust, Inc.) to file its (or their) Form 8-K required by the Securities and Exchange Commission. Seller agrees to reasonably cooperate with Purchaser or Purchaser’s auditor, without Seller incurring any additional costs, and make available for review any information relating to the Property that was not previously delivered to Purchaser that is necessary for such audit, to the extent such information is in the possession of Seller and in the format that Seller has maintained such information. In addition, upon written request by Purchaser, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit O.

Section 12.22 Soil Disclosure. Pursuant to Section 42-608(b) of the District of Columbia Code, Purchaser is hereby advised by Seller that the characteristic of the soil of the

Property as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia published in 1976, as the same may be amended from time to time, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is that of “Urban Land” (Ub). For further information, Purchaser can contact a soil testing laboratory, the District of Columbia Department of Environmental Services, or the Soil Conservation Service of the United States Department of Agriculture.

Section 12.23 UST Disclosure. In accordance with the requirements of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (D.C. Code Section 8-113.1 et seq.) and the D.C. Underground Storage Tank Regulations, 20 DCMR Chapters 55-70, Seller has knowledge, and has informed Purchaser, that during Seller’s ownership of the Property, no underground storage tanks were removed from the Property.

Section 12.24 Underground Facilities Compliance. In accordance with the District of Columbia Underground Facilities Protection Act, as amended (D.C. Code Sections 34-2701 et seq.) (the “Underground Facilities Act”), Purchaser shall be solely responsible for providing any notifications required therein prior to performing any excavation on the Property pursuant to Article 4 above, and any work performed by or on behalf of Purchaser at the Property pursuant to Article 4 shall be strictly in accordance with the Underground Facilities Act. Purchaser hereby indemnifies Seller against and holds Seller harmless from any and all liability, cost, damage or expense (including attorneys fees) suffered or incurred by Seller on account of a violation by Purchaser of the foregoing requirements.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE 1 OF 2 TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

CH REALTY II/NAVY YARDS, L.P.

AND

WELLS OPERATING PARTNERSHIP II, L.P.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

CH REALTY II/NAVY YARDS, L.P., a Delaware limited partnership

	By:	CH Realty II/Navy Yards GP, Inc.,
a Delaware corporation, its general partner

Date executed by Seller:		By:
Name:
Title:

[Signature of Purchaser appears on following page.]

SIGNATURE PAGE 2 OF 2 TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

CH REALTY II/NAVY YARDS, L.P.

AND

WELLS OPERATING PARTNERSHIP II, L.P.

PURCHASER:

WELLS OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership

Date executed by Purchaser:	By:
Name:
Title: